Exhibit 23.11

CONSENT OF THE BLACKSTONE GROUP L.P.

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of USA Mobility, Inc. (formerly Wizards-Patriots Holdings, Inc.) of the reference to our determination of reorganization value performed in March 2002 in connection with the bankruptcy of Arch Wireless, Inc., which reference is included in note 3 to the financial statements as of December 31, 2003 and December 31, 2002 and for the period from January 1, 2002 to May 31, 2002 and for the period from June 1, 2002 to December 31, 2002, which appear in Arch Wireless Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ The Blackstone Group L.P.

New York, NY
September 9, 2004